Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND

JOINT ESCROW INSTRUCTIONS (MULTI-STATE)

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (MULTI-STATE) (this “Agreement”) is made and entered into as of December 20, 2022 (“Effective Date”), by and between PONTUS NET LEASE ADVISORS, LLC, a Delaware limited liability company, its successors and/or assigns (“Purchaser”), and EP Properties, LLC, a Minnesota limited liability company (“EPP”) and VVI Fulfillment Center, Inc., a Minnesota corporation (“VVIF” and together with EPP, individually a “Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Schedule A attached hereto and incorporated herein by this reference.

RECITALS

A.            EPP owns that certain parcel of real property in Minnesota legally described on Exhibit A attached hereto (the “Shady Oak Property”).

B.            Pursuant to Section 1.06 below, Seller intends to legally subdivide the Shady Oak Property into the two parcels depicted on the attached Exhibit A-1 as the “Minnesota Property” and the “Seller Retained Parcel”, and convey the Minnesota Property to Purchaser pursuant to the terms of this Agreement (with Seller retaining ownership of the Seller Retained Parcel).

C.            VVIF (i) owns those certain parcels of real property in Kentucky legally described on Exhibit A attached hereto (the “Kentucky Owned Property”), and (ii) is the lessee of certain parcels of real property legally described on Exhibit A attached hereto (the “Kentucky Bond Property”, and together with the Kentucky Owned Property, the “Kentucky Property”), pursuant to that certain Agreement of Lease between VVIF and United States of America Commonwealth of Kentucky County of Warren, Kentucky dated December 1, 2014 (the “Bond Lease”). The Minnesota Property and Kentucky Property are referred to herein as the “Real Property”.

D.            Unless Purchaser provides written approval of the Bond Lease during the Inspection Period, VVIF agrees to exercise its option under the Bond Lease to purchase the Kentucky Bond Property prior to Closing.

E.            EPP agrees to sell, transfer and convey its interest in the Minnesota Property to Purchaser, and VVIF agrees to sell, transfer and convey its interest in the Kentucky Property to Purchaser, and Purchaser agrees to purchase the Minnesota Property from EPP and the Kentucky Property from VVIF, all on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property, on the following terms and conditions:

ARTICLE I
PURCHASE OF PROPERTY

Section 1.01          Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) Seller’s interest in the Real Property as described in the Recitals; (b) all improvements located on or about the Real Property and any fixtures, permanent equipment and other unencumbered equipment or fixtures, excluding Seller’s Retained Property; (c) personal property Owned by Seller, excluding Seller’s Retained Property; (d) all licenses, contracts and permits associated with the ownership and operation of the Real Property (excluding those related to the business conducted thereon by Seller), if any, to the extent transferable and assignable pursuant to applicable law, but only to extent relating solely to the Real Property; and (e) all rights and appurtenances pertaining to the land, including any and all mineral and water rights Owned by Seller, and all right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way, if any, all of which will be included in the Lease as equipment that is leased to tenant (collectively, the “Property”), provided, however, the Property shall not include: (i) any of Seller’s personal property used by Seller in connection with the operation of its business on the Real Property, (ii) any trade fixtures and used by Seller in connection with the operation of its business on the Real Property, if any, that are identified in an exhibit to the Lease as items owned by tenant, and (iii) any of Seller’s or Tenant’s intellectual property, trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, provided that anything affixed to the improvements shall be identified in an exhibit of the Lease as items owned by tenant (collectively, “Seller’s Retained Property”). Notwithstanding the foregoing or anything to the contrary contained herein, a specific list of Seller’s Retained Property will be finalized and agreed upon by the parties during the Inspection Period and included as an exhibit to the Lease Agreement (defined below).

Section 1.02          Purchase Price. The purchase price to be paid by Purchaser to Seller for the purchase of the Property is Forty-Eight Million Dollars ($48,000,000.00) (the “Purchase Price”), which shall be allocated between the Real Property by Seller prior to Closing, which allocation shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the foregoing approval rights only apply if Purchaser’s allocation is materially unreasonable. The Purchase Price shall be payable as follows:

(a)            Independent Consideration. Simultaneously with the execution of this Agreement, Purchaser shall deliver to Title Company the sum of One Hundred and No/100 Dollars ($100) as “contract consideration” which Seller acknowledges is adequate consideration for Seller entering into this Agreement with Purchaser.

(b)            Deposit. Within three (3) business days following Purchaser’s delivery of its Notice to Close, Purchaser shall deliver by wire transfer of funds to the account of Title Company designated in writing by the Title Company a sum in the amount of Four Hundred Thousand and 00/100 Dollars ($400,000.00) (which earnest money deposit, together with any interest and dividends earned thereon, is herein referred to as the “Deposit”) with the Title Company. The Deposit shall be non-refundable, except as otherwise expressly provided in this Agreement.

(c)            Balance. The balance of the Purchase Price plus or minus other adjustments required under this Agreement, shall be paid by Purchaser at Closing by wire transfer of immediately available funds in such amount in accordance with the written instructions delivered by the Title Company to the Purchaser.

Section 1.03          Lease of Property. Prior to the termination of the Inspection Period, (i) Tenant and Purchaser shall engage in good faith negotiations to draft and agree upon a triple-net master lease agreement in form and substance reasonably satisfactory to Tenant and Purchaser (the “Lease Agreement”). The Lease Agreement shall contain the essential terms and conditions provided in the Letter of Intent (the “Minimum Lease Terms”) and any additional terms contemplated in this Agreement; it being understood if Tenant deviates from or attempts to renegotiate the Minimum Lease Terms, then Purchaser shall have the option of terminating this Agreement at any time prior to the end of the Inspection Period, in which event the Deposit, if previously paid, shall be returned to Purchaser, and Seller shall pay to Purchaser such amount to satisfy all of Purchaser’s costs and expenses incurred in reliance on this Agreement (including, without limitation, its due diligence costs (to the extent not directly paid by Seller) and attorneys’ fees and costs, and neither party shall have any further obligation or liability, except for the obligations set forth herein which are expressly stated to survive termination of this Agreement. Purchaser acknowledges that (i) the Minimum Lease Terms do not include all the terms of a lease agreement and, in some cases, do not expressly and clearly described in full the matters reflected, and Tenant shall not be limited in its negotiation of any of the remaining terms that are not expressly and clearly described in full in the Minimum Lease Terms, and (ii) while the parties shall negotiate in good faith, each of Purchaser and Tenant, as the case may be, may use their sole and absolute discretion in negotiating the final terms of the Lease Agreement. If Purchaser and Tenant have not agreed in writing on the final form of the Lease Agreement before the end of the Inspection Period, either Purchaser or Seller may terminate this Agreement by delivering written notice of such election to the other at any time until Purchaser and Tenant have agreed in writing on the final form of the Lease Agreement and, upon such termination, the Deposit shall be returned to Purchaser. If the parties have agreed on the final form of the Lease Agreement as provided herein, on the Closing Date, Tenant and Purchaser shall execute and deliver the Lease Agreement, pursuant to which Purchaser shall lease the Property to Tenant, at the rent and pursuant to the terms and conditions contained therein.

Section 1.04          Prorations. In view of the subsequent lease of the Property to Tenant pursuant to the Lease Agreement and Tenant’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments, utilities and other charges relating to the Property which are due and payable on or prior to the Closing Date shall be paid by Seller, in the ordinary course of its business, at or prior to Closing, and all other taxes and assessments, utilities and any such other charges shall be paid by Tenant in accordance with the terms of the Lease Agreement.

Section 1.05          Transaction Costs. Seller shall be responsible for the payment of the Due Diligence Expenses incurred by Purchaser (or by Seller directly on behalf of Purchaser) in connection with the Transaction. “Due Diligence Expenses” means any and all reasonable out-of-pocket costs and expenses incurred by Purchaser (or by Seller directly on behalf of Purchaser), including, without limitation, those costs and expenses set forth in Section 2.03, the costs of any new or updated Reports (as defined below), the Survey (as defined below), the Title Commitment (as defined below), and the Title Policy (as defined below) including all endorsements, escrow fees, applicable State and local transfer taxes, document recording fees related to any closing and escrow fees charged by the Title Company (including costs charged by any Title Company branch office). Each party shall be responsible for the payment of the fees and expenses of its respective legal counsel, accountants and other professional advisers. Purchaser shall be solely responsible for any fees or costs related to financing the Property, including any lender’s title insurance policy, mortgage fees or costs or mortgage recording taxes.

Section 1.06          Shady Oak Property Subdivision. As described in the Recitals, Seller shall, at its sole cost and expense, use commercially reasonable efforts to legally subdivide the Shady Oak Property into the two parcels depicted on the attached Exhibit A-1 as Lot 2 (the “Minnesota Property”) and Lot 1 (the “Seller Retained Parcel”), and convey the Minnesota Property to Purchaser pursuant to the terms of this Agreement. Purchaser acknowledges that the boundary lines depicting the lot split of the Shady Oak Property are not final and is subject to modification as reasonably determined by Seller. Prior to submission of the subdivision application to the applicable governmental authority for approval, but in all events not later than ten (10) days prior to the end of the Inspection Period, Seller shall deliver a final copy of the subdivision map to Purchaser for its approval. If Purchaser disapproves of the subdivision map, it shall deliver written notice specifying such objections in writing within five (5) days after its receipt of such approval request. If Purchaser disapproves the subdivision map, Purchaser and Seller shall negotiate in good faith for a period of five (5) additional days to agree on the final location of the subdivision boundaries. If Purchaser and Seller cannot agree on the final subdivision map to be submitted within such five (5) day discussion period, either party may terminate this Agreement by delivering written notice of such election to the other at any time within five (5) business days thereafter. Once the final subdivision boundaries are approved by Purchaser and Seller, this Agreement shall be amended to replace the current depiction of the Minnesota Property and Seller Retained Parcel attached as Exhibit A-1 with an updated depiction reflecting the final approved boundaries of each parcel. At Seller’s expense, each of Purchaser and Seller shall reasonably cooperate to complete the subdivision. If the subdivision cannot be completed until after Closing Date specified in Section 3.01, Seller, at Seller’s option, may elect either to (i) extend the Closing Date to a date determined by Seller to accomplish the subdivision, provided that (x) Seller exercises its right to extend the Closing Date prior to expiration of the Inspection Period, and (y) any extended Closing Date is subject to the approval of Purchaser, which approval shall not be unreasonably withheld; or (ii) convey the entirety of the Shady Oak Property to Purchaser at Closing without any change in the Purchase Price, lease it back pursuant to the Lease Agreement, and include in the Lease Agreement. Following such subdivision, Seller may repurchase the Seller Retained Parcel from Purchaser for $100, free and clear of any liens or mortgages created by or through Purchaser, and record the REA (as defined below). If the subdivision is not accomplished or the Seller Retained Parcel is not conveyed back to Seller during the term of the Lease Agreement for any reason, then Seller’s purchase option as set forth in this Agreement shall be null and void and of no further force and effect. The term “Minnesota Property” as it is referred to herein shall automatically be amended to mean the Shady Oak Property, and the Lease shall (i) permit Tenant’s sublease of the Seller Retained Parcel during the term of the Lease, and (ii) Tenant shall have a right of first offer to repurchase the entire Minnesota Property, subject to and upon the terms and conditions to be specified in the Lease.

Section 1.07          REA. In the event Seller completes the subdivision of the Shady Oak Property as contemplated in Section 1.06, concurrently with the recording of the subdivision map in the County records, Seller intends to record a reciprocal easement and operating agreement encumbering each of the Minnesota Property and the Seller Retained Parcel that contains certain reciprocal easements and agreements pertaining to the use and operation of the Shady Oak Property, including shared access drives, parking, stormwater and utility easements, signage and maintenance (the “REA”). Promptly following the final determination of the boundary lines for the subdivision pursuant to Section 1.06, Seller shall prepare a preliminary draft of the REA and deliver it to Purchaser for its approval, in its reasonable discretion. If Purchaser disapproves of the proposed REA, it shall deliver written notice specifying such objections in writing within ten (10) days after its receipt of such approval request. If Purchaser disapproves the proposed REA, Purchaser and Seller shall negotiate in good faith for a period of ten (10) additional days to agree on the final REA. If Purchaser and Seller cannot agree on the final REA within such ten (10) day discussion period, either party may terminate this Agreement by delivering written notice of such election to the other at any time before the earlier to occur of the end of the Inspection Period or ten (10) days after the end of such ten (10) day discussion period.

ARTICLE II
DUE DILIGENCE

Section 2.01          Title Insurance.

(a)            Survey, Title Commitment and Title Policy. Seller has delivered to Purchaser, a title insurance commitment (the “Title Commitment”) with respect to each Real Property issued by the Title Company, as well as copies of all documents referred to as exceptions to title in the Title Commitment. The Title Commitment has been issued by the St. Louis branch of the Title Company. Seller shall coordinate with Title Company so the Closing shall occur using the New York branch of Title Company. Seller shall deliver to Purchaser an existing survey of each Real Property and cause a licensed surveyor or civil engineer to update such survey or provide a new survey, in sufficient detail to provide ALTA owner’s coverage to Purchaser in connection with the Title Policy (the “Survey”). It shall be a condition to Purchaser’s obligation to consummate the Transaction that the Title Company shall issue to Purchaser at Closing an ALTA Owner’s Title Insurance Policy, together with any endorsements to the ALTA Owner’s Title Insurance Policy that Purchaser may reasonably require (collectively, the “Title Policy”). The Title Commitment, the Title Policy (including all endorsements) and updates to the existing survey or a new survey shall be paid by Seller to the extent not otherwise reimbursed by Seller to Purchaser as Due Diligence Expenses.

(b)            Title Company. The Title Company is hereby engaged by the parties to act as Title Company in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.

(c)            Title Company Actions. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so.

(d)            Title Objections.

(i)            No later than ten (10) days prior to expiration of the Inspection Period, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on the Title Commitment or survey matters shown on the Survey of any parcel of the Real Property (each, a “Title Objection”). Seller shall notify Purchaser in writing (the “Title Response”), within five (5) Business Days of Seller’s receipt of the Title Objections, whether it will attempt to remove or resolve such Title Objection prior to the Closing Date, not being under any obligation to do so. Any matters Seller agrees to attempt to remove or resolve prior to Closing will become a condition to Closing. Failure to respond to any such Title Objection shall be deemed an election by Seller not to cure such Title Objection. If Seller elects not to remove or resolve any Title Objection, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller within five (5) Business Days after Purchaser’s receipt of the Title Response (or Seller’s deemed election upon expiration of such response period), to waive such Title Objection or to terminate this Agreement, whereupon the Deposit shall be returned to Purchaser and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein. Any Title Objections that are waived hereunder shall be Permitted Encumbrances.

(ii)           If any supplement to a Title Commitment or the survey discloses any additional title defects not shown on the original Title Commitment which were not created by or with the consent of Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) Business Days following receipt of such supplement or revision, but in no event later than the Closing Date. If any Additional Title Objection is not removed or resolved by Seller to Purchaser’s reasonable satisfaction prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, either to waive such Additional Title Objection and proceed to Closing or to terminate this Agreement upon written notice to Seller on or before the Closing Date, and if terminated, the Deposit shall be returned to Purchaser and neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein. Any Title Objections that are waived hereunder shall be Permitted Encumbrances.

(iii)          Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection within the applicable time period shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment and Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection as provided in this Section, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed Permitted Encumbrances. Notwithstanding the above, Seller shall cause the removal of any and all monetary liens, mechanics liens, judgments, delinquent property taxes and any other monetary encumbrances created by Seller that can be cured by the payment of money.

Section 2.02          Seller Documents. Purchaser acknowledges that Seller has provided Buyer due diligence documents set forth on the attached Exhibit C (“Due Diligence Documents”). To the extent not included in the Due Diligence Documents or otherwise delivered to Purchaser, but in no event later than five (5) Business Days following the Effective Date, Seller shall deliver or make available to Purchaser the following items to the extent they are in Seller’s possession or under its reasonable control (collectively, the “Seller Documents”), receipt of which shall be promptly acknowledged by Purchaser: (a) existing title reports or title policies and surveys related to the Real Property; (b) existing title commitments related to the Real Property; (c) existing environmental reports related to the Real Property (including without limitation, Phase I and Phase II environmental investigation reports); (d) guaranties and warranties in effect with respect to the Property; (e) to the extent not publicly accessible, Tenant’s consolidated year-to-date financial statements prepared in accordance with Tenant’s ordinary accounting practices (collectively, the “Financial Statements”); (f) profit and loss statements (or equivalent) for the individual Bowling Green facilities; (g) existing property condition and zoning reports related to the Property; (h) any material contracts and agreements relating to the operation of the Real Property; (i) the Bond Lease and other documents related thereto, and (j) such other existing third party customary real estate diligence documents related to the ownership, lease and operation of the Property (as opposed to the business conducted thereon) reasonably requested by Purchaser. Seller shall also use commercially reasonable efforts to provide to Purchaser any other information requested by Purchaser after the Effective Date with respect to the Real Property.

Section 2.03          Inspections. Subject to the terms, provisions and limitations set forth in this Agreement, and provided that such inspections are conducted in a manner so as not to unreasonably interfere with the normal operations of the business, following not less than two (2) Business Days’ advance written notice in each instance and provided that Purchaser will coordinate with Seller regarding the timing of any Inspection and shall endeavor to have Inspections performed during normal business hours on Business Days or as otherwise agreed upon by the parties, (a) Purchaser may perform reasonable investigations, tests and inspections (collectively, the “Inspections”) with respect to the Property that Purchaser deems reasonably appropriate; and (b) Seller shall, upon written request from Purchaser, (i) provide Purchaser with reasonable access to the Property and the Seller Documents, and (ii) except as otherwise limited in this Agreement, allow Purchaser to make such reasonable inspections, tests, copies, and verifications as Purchaser reasonably considers necessary. Without limiting the foregoing, “Inspections” shall include, among other things, Purchaser’s (W) inspection of any permanent equipment installed on, or special purpose/customization of the Property, (X) review of the operating expenses of the Property for the last three (3) years, (Y) meetings with representatives of the Property’s management team, and (Z) confirmation of the final sources and uses of sale-leaseback proceeds in accordance with the terms of this Agreement.

Seller has ordered a phase I environmental report, property condition report, and zoning report for the Property (collectively, the “Reports”), from a duly licensed vendor in their respective fields. The cost of each of the Reports shall be paid by Seller. If the Transaction fails to close for any reason, Purchaser shall return any Seller-provided diligence or property materials (including the Seller Documents, the Reports and any existing, new or updated third-party diligence) to Seller at Seller’s written request. Seller shall be entitled to receive and use any and all Reports prepared by or at the expense of Seller, including using them with future prospective purchasers; provided, however, that Purchaser makes no representations or warranties of any kind whatsoever to Seller as to the accuracy or completeness of the content of any documents or other information delivered to Seller pursuant to Section 2.02 or this Section 2.03.

Purchaser shall use best efforts to cause all Inspections performed at the Property pursuant to this Section 2.03 to be performed in a manner that does not unreasonably disturb or disrupt the business operations at the Property. Purchaser’s agents, employees, representatives and contractors entering onto the Property shall carry not less than Two Million and No/100 Dollars ($2,000,000.00) commercial liability insurance coverage by a company licensed to do business in the State where each Property is located insuring all activity and conduct of Purchaser and such representatives and insuring Purchaser’s indemnity obligations arising under this Agreement. In the event that, as a direct result of Purchaser’s Inspections, any damage occurs to the Property, then Purchaser shall promptly repair such damage at Purchaser’s sole cost and expense. Purchaser hereby indemnifies, protects, defends and holds Seller harmless from and against any and all actual losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable fees of attorneys) that Seller suffers or incurs as a result of (i) a breach of Purchaser’s agreements set forth in this Section 2.03 in connection with the Inspections or (ii) physical damage to the Property or bodily injury caused by any act or omission of Purchaser or its agents, employees or contractors in connection with the right of inspection granted under this Section 2.03. The indemnity provision of this Section 2.03 shall survive the termination of this Agreement or Closing.

Section 2.04          Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 2.01, if Purchaser determines, in its sole discretion, for any reason or no reason, that it elects not to purchase the Property, and Purchaser provides written notice thereof to Seller on or before the expiration of the Inspection Period, Purchaser shall have the option to terminate this Agreement on or prior to the expiration of the Inspection Period, and if terminated, neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except as otherwise provided herein. If Purchaser does not provide the Notice to Close prior to the expiration of the Inspection Period, then upon the expiration of the Inspection Period, Purchaser shall have been deemed to terminate this Agreement in accordance with this Section 2.04.

Section 2.05          Purchaser’s Right to Modify Agreement. Notwithstanding anything contained in this Agreement to the contrary, if prior to the expiration of the Inspection Period, Purchaser determines that (i) any Report or Seller Document reflects environmental issues or concerns with any parcel of the Property, including recognized environmental conditions, (ii) the value of any parcel of the Property is impaired based on Purchaser’s review of any Seller Document or Report, (iii) any characteristic of any parcel of the Property adversely impacts the value of such parcel of the Property, and/or (iv) the financial projections of any parcel of the Property materially differ from those of the remaining parcel(s) of the Property as determined by Purchaser in its reasonable discretion, then Purchaser shall have the option, in lieu of terminating this Agreement, to remove such parcel(s) of the Property from this Agreement and proceed to Closing with the remaining parcel(s) of Property (“Real Property Removal”). Purchaser shall provide written notice to Seller at any time prior to the expiration of the Inspection Period of its desire for a Real Property Removal. In the event of a Real Property Removal, the Purchase Price and Rent due under the Lease Agreement shall be reduced and adjusted by a value that is equivalent to the allocations set forth on Schedule B attached hereto and incorporated hereby with respect to the Location being the subject of the Real Property Removal.

ARTICLE III
CLOSING

Section 3.01          Closing Date. Subject to the provisions of Article V of this Agreement and satisfaction of any applicable closing conditions in Section 4.03 and Section 4.04, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall occur on that date which is fifteen (15) business days following the expiration of the Inspection Period (the “Closing Date”). The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.

Section 3.02          Kentucky Bond Property. Notwithstanding anything to the contrary in Section 3.01, if Seller does not believe in its commercially reasonable discretion that it will receive by the Closing Date fee title to the Kentucky Bond Property in the condition required pursuant to the terms of the Bond Lease from Warren County, Kentucky, then Seller, at Seller’s option, may elect to extend the Closing for up to thirty (30) days (the “Bond Property Condition”) to satisfy the Bond Property Condition, provided that Seller exercises its right to extend the Closing Date prior to expiration of the Inspection Period. If the Bond Property Condition remains unsatisfied by the Closing Date, and Purchaser does not elect to provide such additional time to Seller to satisfy the Bond Property Condition as Purchaser may determine, then a Seller Default shall have deemed to have occurred, and Purchaser shall have all rights and remedies set forth in Section 6.02 below.

Section 3.03          Possession. Possession of the Property, free and clear of all liens, encumbrances and parties in possession, except for the Permitted Encumbrances, shall be delivered to Purchaser on the Closing Date.

ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS; CLOSING CONDITIONS

Section 4.01          Seller. Each Seller with respect to its respective Property represents and warrants to, and covenants with, Purchaser as follows:

(a)            Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of its state of organization, and qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. Seller has all requisite limited liability company power and authority to own and operate the Property, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement and the other documents contemplated by this Agreement on behalf of Seller has been duly authorized to do so.

(b)            Enforceability of Documents. To Seller’s knowledge, upon execution by Seller and Tenant, this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligations of Seller and Tenant, enforceable against Seller and Tenant in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles or any other laws of the states where the Real Property is located pertaining to the sale or leasing of real property.

(c)            No Other Agreements and Options. Except as disclosed to Purchaser in writing or in the Title Commitment, none of Seller or Tenant, or, to the best of Seller’s knowledge, the Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal, option to purchase or lease granted to a third party, which would prevent Seller from completing or impair Seller’s ability to complete the consummate the Transaction as provided in this Agreement, the subsequent lease of each Property by Purchaser pursuant to the Lease Agreement, or which would bind Purchaser subsequent to consummation of the Transaction.

(d)            No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the certificate of formation or other charter documents of Seller and Tenant, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller or Tenant is a party or by which Seller, Tenant, any of the property of Seller or Tenant or, to the best of Seller’s knowledge, the Property is subject or bound, which in any way materially and adversely affects the Property, the ability of Seller or Tenant to perform under this Agreement, or any other Transaction Documents, (iii) except for the Lease Agreement or any charges or costs arising from the conveyance of the Property, result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon each Seller, Tenant or the Property, or (iv) in and of itself, violate any applicable law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority which in any way materially and adversely affects the Property, the ability of Seller and Tenant to perform under this Agreement, the Lease Agreement or any other Transaction Documents.

(e)            Compliance. Seller has not received any written notification that the Property is in violation of any Legal Requirements which in any way materially and adversely affects the Property, the ability of Seller and Tenant to perform under this Agreement, or any other Transaction Documents.

(f)            Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Seller and Tenant are not currently identified on the OFAC List, and are not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g)            Litigation. There is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, Seller, Tenant or the Property before any Governmental Authority which in any way materially and adversely affects the ability of Seller and Tenant to perform under this Agreement or any other Transaction Documents to which it is a party; and to the best of Seller’s knowledge, there is no valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation.

(h)            Condition of Property. The Property and all of the material equipment located thereon are of good workmanship and materials, fully equipped and operational, in reasonably good condition and repair. Seller shall maintain the Property in good working condition and in compliance with all applicable laws.

(i)            Condemnation. No condemnation or eminent domain proceedings affecting the Property has been commenced or, to the best of Seller’s knowledge, are contemplated except as disclosed to Purchaser in writing.

(j)            Environmental. Except as provided in the Environmental Reports and Seller Documents, to Seller’s actual knowledge:

(i)            No Hazardous Materials, except in material compliance with Hazardous Materials Laws, exist on, under or about the Property or have been transported to or from the Property or used, generated, manufactured, stored or disposed of on, under or about the Property. The Property is not in material violation of any Hazardous Materials Laws on, under or about the Property, including, without limitation, air, soil and groundwater conditions.

(ii)            Seller has not received any written notice or other written communication from any Person (including but not limited to a Governmental Authority) alleging a violation of Hazardous Materials Laws on the Property, or that require remediation thereof pursuant to applicable Hazardous Materials Laws, or that Seller has any liability pursuant to Hazardous Materials Law with respect to environmental conditions in connection with the Property, or any actual or, to Seller’s knowledge, threatened administrative or judicial proceedings in connection with any of the foregoing.

(k)            Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Seller or Tenant, or to Seller’s knowledge, any of their shareholders or Affiliates.

(l)            Use of Net Proceeds. All Net Proceeds from the Transaction shall be used by Seller to purchase Seller notes and pay down of Seller’s corporate debts unless otherwise agreed upon by the parties prior to expiration of the Inspection Period.

(m)            Seller Documents. To Seller’s knowledge, the Seller Documents are all of the material documents within Seller’s possession or control that have a material effect on the use, occupancy or value of the Property.

All representations and warranties of Seller made in this Agreement shall be true in all material respects as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date in all material respects to the extent circumstances have not changed and such changes have been disclosed to Purchaser in writing, and shall survive Closing for a period of twelve (12) months from the Closing Date. For purposes of this Agreement, Seller’s “actual knowledge” with respect to the Minnesota Property shall mean the actual, present consciousness of Joe Anderson and with respect to the Kentucky Property Rick Ward, each without any duty of inquiry or investigation. Purchaser acknowledges that Purchaser has conducted its own due diligence on the Real Property. Except as expressly set forth above, Seller makes no representations or warranties of any kind or nature regarding the condition of the Real Property and Seller disclaims any and all warranties and representations relating to the Real Property.

Section 4.02          Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a)            Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b)            Enforceability of Documents. To Purchaser’s knowledge, upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)            No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not (i) violate any provisions of the articles of incorporation or other charter documents of Purchaser, (ii) result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Purchaser is a party or by which Purchaser is subject or bound, (iii) result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Purchaser, or (iv) violate any applicable law, statute, regulation, rule, ordinance, code, rule or order of any court or Governmental Authority.

(d)            Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Purchaser is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(e)            Litigation. There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way materially and adversely affects Purchaser’s ability to perform under this Agreement or any other Transaction Documents to which it is a party.

(f)            Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true in all material respects as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date in all material respects to the extent circumstances have not changed and such changes have been disclosed to Seller in writing, and shall survive Closing for a period of twelve (12) months from the Closing Date.

Section 4.03          Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to close the Transaction and purchase the Property is expressly conditioned upon each of the following conditions being satisfied prior to or at the Closing:

(a)            Performance by Seller. Timely performance of each obligation, covenant, and delivery required of Seller.

(b)            Accuracy of Representations. All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date to the extent circumstances have not changed and such changes have been disclosed to Purchaser, and Seller shall have complied in all material respects with all of Seller’s covenants and agreements contained in or made pursuant to this Agreement to be complied with by Seller prior to Closing, except for failures to be so true and correct or to comply as would not in the aggregate be reasonably likely to have a material adverse effect on and as of the Closing Date, and Seller shall have delivered all of the documents required to be delivered by Seller into escrow with the Title Company as required hereunder.

(c)            Change in Conditions. If any of the conditions in this Section 4.03 change in a material respect after having been satisfied or waived by Purchaser before the Closing of this Transaction occurs, then such condition(s) shall be reinstated as if having never been satisfied or waived by Purchaser, subject to the terms and conditions of this Agreement.

(d)            Title Policy. The Title Company must be irrevocably committed to issuing the Title Policy at Closing in an amount up to the Purchase Price, subject to Permitted Encumbrances, and otherwise in the form reasonably agreed upon by Purchaser pursuant to Section 2.01(a), above.

(e)            Tenant Financial Condition. There shall have been no material adverse changes in the Tenant’s financials or operations (which would reasonably be expected to materially impair Tenant’s ability to perform its material obligations under the Lease Agreement.

(f)            No Litigation. There is no order, stay, injunction or restraining order, or any pending or threatened litigation which, if decided against Seller or Tenant, (i) would be likely to have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Seller or Tenant, or (ii) would be likely to have a material adverse effect on (X) the ability of Seller or Tenant to consummate the Transaction, (Y) the ability of Tenant to perform its obligations under the Lease Agreement, or (Z) Purchaser’s rights and remedies as lessor under the Lease Agreement.

(g)            Satisfaction of Conditions Precedent. Seller shall have used commercially reasonable efforts to satisfy in all material respects the conditions set forth in this Agreement to be satisfied by Seller on or prior to the Closing Date.

(h)            Kentucky Bond Property. Seller shall have received fee title to the Kentucky Bond Property in the condition required pursuant to the terms of the Bond Lease from Warren County, Kentucky.

The foregoing conditions contained in this Section 4.03 are solely for the benefit of Purchaser. If any of the foregoing conditions are not satisfied or approved by Purchaser on or before the Closing Date, Purchaser may, in its sole election, as its sole remedy, either (i) waive the condition in question and proceed with the purchase of the Property pursuant to all of the other terms of this Agreement and close and acquire the Property without reduction of the Purchase Price as a result of such failed condition, or (ii) terminate this Agreement, at which time the Deposit shall be returned to Purchaser and this Agreement will have no further force or effect, and the parties will have no further obligations to each other except as expressly provided herein.

Section 4.04          Conditions to Seller’s Obligation to Sell. Seller’s obligation to close the Transaction and sell the Property is expressly conditioned upon each of the following conditions being satisfied prior to or at the Closing

(a)            Performance by Purchaser. Timely performance of each obligation, covenant, and delivery required of Purchaser.

(b)            Accuracy of Representations. All of Purchaser’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects at the Closing Date to the extent circumstances have not changed and such changes have been disclosed to Seller, and Purchaser shall have complied in all material respects with all of Purchaser’s covenants and agreements contained in or made pursuant to this Agreement to be complied with by Purchaser prior to Closing, except for failures to be so true and correct or to comply as would not in the aggregate be reasonably likely to have a material adverse effect on and as of the Closing Date, and Purchaser shall have delivered all of the documents required to be delivered by Purchaser into escrow with the Title Company as required hereunder.

(c)            Payment of Purchase Price. Payment of the Purchase Price (less the Due Diligence Expenses to be reimbursed to Purchaser as provided in this Agreement) at the Closing in the manner provided in this Agreement.

(d)            Satisfaction of Conditions Precedent. Purchaser shall have used commercially reasonable efforts to satisfy in all material respects the conditions set forth in this Agreement to be satisfied by Purchaser on or prior to the Closing Date.

The conditions set forth in this Section 4.04 are solely for the benefit of Seller and may be waived by Seller only, in writing, in Seller’s sole discretion. If one or more of the conditions in this Section 4.04 are not satisfied as of the Closing, then Seller may elect to terminate this Agreement and the Deposit, the Seller Documents, the Survey, the Title Commitment and the Reports promptly shall be delivered to Seller, at which time this Agreement will have no further force or effect, and the parties will have no further obligations to each other except as expressly provided herein.

ARTICLE V
CLOSING DELIVERIES

Section 5.01          Seller’s Closing Deliveries. On or before Closing, Seller or Tenant or their affiliates, as appropriate, shall deliver to the Title Company the following items:

(i)            The Deeds, pursuant to which all of Seller’s right, title and interest in and to the Real Property is conveyed to Purchaser, free and clear of all liens (including Environmental Liens), restrictions, encroachments and easements, except the Permitted Encumbrances, in the forms attached as Exhibit D-1 and Exhibit D-2 hereto (the “Deed”);

(ii)           Such documents evidencing the authority of Seller or Tenant to execute the applicable Transaction Documents, legal status and good standing of Sellers and Tenant that may be reasonably required by the Title Company for issuance of the Title Policy, including, without limitation, certificates of good standing;

(iii)          Fully executed originals of (A) the Lease Agreement, together with fully executed originals of a memoranda thereof (the “Memoranda of Lease”), and (B) all of the other Transaction Documents;

(iv)          Certificates evidencing the insurance coverage, limits and policies to be carried by Tenant under and pursuant to the terms of the Lease Agreement, on the forms and containing the information required under the Lease Agreement (“Lease Proof of Insurance”);

(v)           A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit E (“Non-Foreign Seller Certificate”);

(vi)          The SNDA (as defined below);

(vii)         Closing settlement statement to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(viii)        All documents required to be delivered by Seller under this Agreement and the other Transaction Documents; and

(ix)           Such further documents as reasonably may be required by Seller or the Title Company in order to fully and legally close this Transaction.

Section 5.02          Purchaser’s Closing Deliveries. On or before Closing, Purchaser shall have delivered to the Title Company:

(i)            The Purchase Price, less the Due Diligence Expenses that have not already been paid by Seller;

(ii)           Fully executed originals of all Transaction Documents, including without limitation, the Lease Agreement and the Memoranda of Lease;

(iii)          If Purchaser will obtain a loan and place a mortgage on the Property at Closing, a subordination, non-disturbance and attornment agreement in form set forth in the Lease (the “SNDA”);

(iv)          Closing settlement statement to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement; and

(v)           Such further documents as may reasonably be required by Purchaser in order to fully and legally close this Transaction.

ARTICLE VI
DEFAULTS; REMEDIES

Section 6.01          Seller’s Default. Each of the following shall be deemed an event of default by Seller (each, a “Seller Default”):

(a)            If any representation or warranty of Seller set forth in this Agreement or any other Transaction Document is false in any material respect, and Seller does not cure such breach within three (3) Business Days of Seller’s receipt of written notice of such failure; provided, however, if any such failure cannot reasonably be cured within such three (3) Business Day period and Seller is diligently pursuing a cure of such breach, then Seller shall have a reasonable period to cure such failure beyond such three (3) Business Day period, which period shall in no event exceed thirty (30) days after receiving notice of such failure from Purchaser; or

(b)            If Seller fails to convey the Property to Purchaser on the Closing Date in breach of its obligations to do so under this Agreement; or

(c)            If Seller fails to keep or perform any of the terms or provisions of this Agreement in any material respect, and does not cure such failure within three (3) Business Days of Seller’s receipt of written notice of such failure; provided, however, if any such failure cannot reasonably be cured within such three (3) Business Day period and Seller is diligently pursuing a cure of such failure, then Seller shall have a reasonable period to cure such failure beyond such three (3) Business Day period, which period shall in no event exceed thirty (30) days after receiving notice of such failure from Purchaser.

Section 6.02          Remedies. In the event of any Seller Default, Purchaser shall be entitled to exercise, at its option, one of the following sole and exclusive remedies:

(a)            Purchaser may terminate this Agreement by giving written notice to Seller within the earlier of the Closing Date or ten (10) Business Days after Purchaser becomes aware of the Seller Default, in which event the Deposit shall be returned to Purchaser and Seller shall pay to Purchaser such amount to satisfy all of Purchaser’s third-party costs and expenses incurred in reliance on this Agreement, including, without limitation, its due diligence costs (to the extent not directly paid by Seller) and Purchaser’s reasonable out-of-pocket attorneys’ fees and costs, not to exceed an aggregate amount of One Hundred Thousand Dollars ($100,000), and neither party shall have any further obligation or liability, except for the obligations set forth herein which are expressly stated to survive termination of this Agreement; or

(b)            Purchaser may waive the Seller Default and promptly proceed with the Closing, without any abatement or reduction in the Purchase Price; or

(c)            If available, Purchaser may specifically enforce the performance of this Agreement by filing an action for specific performance of Seller's express obligations hereunder, without abatement of, credit against, or reduction in the Purchase Price, provided that any action for specific performance shall be commenced within sixty (60) days of Seller Default. Notwithstanding the foregoing, in the event that the remedy of specific performance is unavailable to Purchaser due to actions of Seller, then Purchaser shall be entitled to pursue all available rights and remedies at law or in equity.

Section 6.03          Purchaser’s Default. Each of the following shall be deemed an event of default by Purchaser (each, a “Purchaser Default”):

(a)            If any representation or warranty of Purchaser set forth in this Agreement or any other Transaction Document is false in any material respect or if Purchaser renders any false statement;

(b)            If Purchaser fails to consummate the Transaction on the Closing Date in breach of its obligations to do so under this Agreement; or

(c)            If Purchaser fails to keep or perform any of the terms or provisions of this Agreement in any material respect at or prior to the Closing Date and does not cure such failure within three (3) Business Days of Purchaser’s receipt of written notice of such failure; provided, however, if any such failure cannot reasonably be cured within such three (3) Business Day period, such failure or default is not a monetary default (i.e., a failure to pay any sum owed by Purchaser under this Agreement), and Purchaser is diligently pursuing a cure of such non-monetary failure, then Purchaser shall have a reasonable period to cure such failure beyond such three (3) Business Day period, which period shall in no event exceed thirty (30) days after receiving notice of such failure from Seller. In no event shall the three (3) Business Day cure period be extended to cure any monetary default.

Section 6.04          Seller Remedies. In the event of any Purchaser Default, Seller, as its sole and exclusive remedy, may terminate this Agreement by giving written notice to Purchaser, in which event the Deposit shall be delivered by the Title Company to Seller, as liquidated damages and in satisfaction of all of Seller’s costs and expenses incurred in reliance on this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be liable to Seller for any consequential, indirect, speculative or punitive damages under this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.01          Transaction Characterization. The parties intend the Lease Agreement to be a true lease and not a transaction creating a financing lease, capital lease, equitable mortgage, mortgage, deed of trust, security interest or other financing arrangement, and the economic realities of the Lease Agreement are those of a true lease.

Section 7.02          Risk of Loss.

(a)            Condemnation. If, prior to Closing, action is threatened in writing or initiated to take any portion of any Property, by eminent domain proceedings or by deed in lieu thereof, either Seller or Purchaser may elect at or prior to Closing, to terminate this Agreement, in which event the Deposit shall be returned to Purchaser and the Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Due Diligence Expenses and the other expenses as set forth in Section 1.05). If neither party elects to terminate this Agreement pursuant to the previous sentence, the parties shall proceed to close without any modification of the Purchase Price and divide the condemnation proceeds in a manner acceptable to Seller and Purchaser.

(b)            Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If any portion of any Property suffers any damage prior to the Closing from fire or other casualty that exceeds twenty percent (20%) of the Purchase Price allocated to the damaged Property, Purchaser may elect at or prior to Closing, to (i) terminate this Agreement, in which event the Deposit, if previously paid, shall be returned to Purchaser and the Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (ii) consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering damage to the improvements on the applicable Property shall be assigned to Purchaser at Closing (to be applied to restoration pursuant to the terms of the Lease Agreement), and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.

(c)            Maintenance of Property and Insurance. From the Effective Date until Closing, Seller shall continue to maintain the Real Property in the same or similar condition as maintained as of the Effective Date, ordinary wear and tear excepted, and shall continue to maintain its insurance for the Property in the same or greater amounts, with the same or greater coverage, and subject to the same deductibles as in existence as of the Effective Date.

Section 7.03          Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service by a reputable courier, or certified or registered mail, return receipt requested, or (d) electronic mail with confirmation from recipient of receipt, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested, or (iv) upon confirmation of receipt of an email so long as the email was delivered before 5:00 pm Pacific Time. Notices shall be provided to the parties and addresses specified below:

If to Seller:	c/o iMedia Brands, Inc. 6740 Shady Oak Road Eden Prairie, MN 55344 Attn: Tim Peterman Telephone: (952) 943-6158 Email: tpeterman@imediabrands.com
With a copy to:	c/o iMedia Brands, Inc. 6740 Shady Oak Road Eden Prairie, MN 55344 Attn: Alex Wasserburger Telephone: (952) 943-6517 Email: awasserburger@imediabrands.com
With a copy to:	Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South 7th Street Minneapolis, MN 55402 Attn: Allen Wheeler Telephone: (612) 766-8282 Email: allen.wheeler@faegredrinker.com
If to Purchaser:	PONTUS NET LEASE ADVISORS, LLC Attn: Scott Stokas 875 Prospect Street, Suite 303 La Jolla, CA 92037 Phone: (858) 345-4544 Email: sstokas@pontuscapital.com

With a copy to:	Foley & Lardner LLP 301 E. Pine Street, Suite 1200 Orlando, Florida 32801 Attn: Pamela M. Brown, Esq. Telephone: (407)244-3271 Email: pbrown@foley.com or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 7.04          Assignment. Purchaser may assign its rights under this Agreement to an affiliate in whole or in part at any time; provided that no such assignment or transfer shall release the transferring Purchaser from its obligations hereunder.

Section 7.05          Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction except for B. Riley Real Estate (“Broker”), who shall be paid by Seller pursuant to a separate agreement between Seller and Broker. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 7.05 shall survive Closing or termination of this Agreement.

Section 7.06          Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 7.07          Disclosures. Except as expressly set forth in Section 7.22 and this Section 7.07 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The foregoing shall not limit Seller from disclosing information regarding the Transaction contemplated herein and in the Transaction Documents on a strictly confidential basis to contractors, directors, officers, Affiliates, employees, attorneys, accountants, consultants, prospective lenders, and advisors who are directly involved in the performances required under this Agreement, investors and potential investors, and except as is necessary to comply with applicable law, required by court or administrative agency order, or is regarding information already in the public domain.

Section 7.08          Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 7.09          Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which the Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 7.10          Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 7.11          Limited Liability.

(a)            Purchaser’s Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Purchaser with respect to any of the terms, covenants and conditions of this Agreement, (b) Seller waives all claims, demands and causes of action against Purchaser’s directors, officers, managers, members, employees and agents in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, and (c) Seller shall be limited to those remedies set forth in Section 6.04 in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, such exculpation of liability to be absolute and without any exception whatsoever.

(b)            Seller’s Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Seller and its Affiliates or subsidiaries or other entity which, directly or indirectly, controls, or is controlled by, or is also controlled by the same entity having a controlling interest in Seller with respect to any of the terms, covenants and conditions of this Agreement, (b) Purchaser waives all claims, demands and causes of action against the directors, officers, managers, members, employees and agents of Seller and its Affiliates or subsidiaries or other entity which, directly or indirectly, controls, or is controlled by, or is also controlled by the same entity having a controlling interest in Seller in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller, and (c) Purchaser shall be limited to those remedies set forth in Section 6.02 in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller, such exculpation of liability to be absolute and without any exception whatsoever.

Section 7.12          Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 7.13          Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

Section 7.14          Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party, or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so reasonably requested in order to carry out the intent and purpose of this Agreement, in each case pursuant to the terms of this Agreement.

Section 7.15          Attorneys’ Fees. In the event of any controversy, claim, dispute, or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs, in addition to any other relief to which it may be entitled.

Section 7.16          Entire Agreement. This Agreement, all other Transaction Documents and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, letters of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent, any and all agreements related to exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its Affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller. The provisions of this Section 7.16 shall survive the Closing.

Section 7.17          Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of California, County of Los Angeles. Each of Seller and Purchaser consent that it may be served with any process or paper by registered mail or by personal service within or without the State of California, County of Los Angeles in accordance with applicable law. Furthermore, each of Seller and Purchaser waive and agree not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper.

Section 7.18          Severability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser or Seller shall not discharge or relieve the other from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the State of California, without giving effect to any state’s conflict of laws principles.

Section 7.19          Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. EACH OF SELLER AND PURCHASER FURTHER WAIVE THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 7.20          1031 Exchange. Purchaser and Seller agree that any party may elect to structure the conveyance of the Property as an exchange pursuant to Section 1031 of the Code. If such an exchange is elected by such party (the “Electing Party”), the Electing Party will assume all costs and expenses, including attorneys’ fees, incurred in connection with such election to structure the transaction as an exchange in accordance with Section 1031 of the Code. Seller and Purchaser agree that, at the request of the Electing Party, each will execute such agreements and other documents as may be necessary, in the reasonable opinion of respective counsel for the parties, to complete and otherwise effectuate any exchange in accordance with Section 1031 of the Code. The Electing Party agrees that it will indemnify and hold the other party(ies) harmless in connection with any actual loss, cost or damages suffered by such other party concerning or arising out of such exchange or deferred exchange, which indemnification shall survive the closing hereof. Purchaser and Seller acknowledge and confirm that the terms and provisions of this Section shall apply to any “reverse exchange” made or undertaken by either party pursuant to I.R.S. Rev. Proc. 2000-37 (or any other term or provision of the Code or any regulations promulgated thereunder), as well as any other exchange made pursuant to Section 1031 of the Code.

Section 7.21          Exclusivity. On the Effective Date and through January 7, 2023, Seller shall not initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer, oral or written, from any prospective sale-leaseback providers or any other person or party for the purchase, lease, license or occupancy of the Property; provided that this Section 7.21 shall not prohibit Tenant from securing asset-based financing that will not interfere with the transaction contemplated herein, it being understood that such financing may include leasehold financing related to Tenant’s interest under the Lease and any of Tenant’s personal property under the Lease.

Section 7.22          Confidentiality. This Agreement is entered into by the Purchaser and Seller on the condition, and subject to the covenants, that Purchaser shall not disclose the existence of (i) this Agreement and its terms, (ii) any information contained in the Seller Documents or any other documentation provided by Seller or Tenant to Purchaser in connection with this Agreement, or (iii) identified by Purchaser as a result of the Investigations of the Property, to any person, except on a strictly confidential basis to their contractors, directors, officers, Affiliates, employees, attorneys, accountants, consultants, prospective lenders, and advisors who are directly involved in the performances required under this Agreement, investors and potential investors, and except as is necessary to comply with applicable law, required by court or administrative agency order, or is regarding information already in the public domain. The parties shall not make, and shall use their best efforts to ensure that the foregoing third parties do not make, any public announcement of this Agreement without the prior consent of Purchaser and Seller, which consent may be withheld by either party in its sole and absolute discretion, unless such public announcement is necessary to comply with applicable law, required by court or administrative agency order, or is information already in the public domain.

Section 7.23          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument and may be evidenced by facsimile, PDF format or similarly-imaged pages.

Section 7.24          Exhibits Incorporated By Reference. All exhibits attached to this Agreement are incorporated herein by reference.

Section 7.25          State Specific Laws.

(a)            Minnesota. Without limiting the choice of law provision set forth in Section 7.17, the following provisions shall apply to the extent that the laws of the State of Minnesota govern the interpretation or enforcement of this Agreement with respect to any Property located in such state, as determined by a court of competent jurisdiction:

(i)            Wells. Seller does not know of any “well” (as defined in Minnesota Statutes § 103I.005, Subd. 21) located about the Minnesota Property. Seller has delivered to Purchaser the well disclosure statement required pursuant to Minnesota Statutes § 103I.235, Subd. 1(a).

(ii)           Individual Sewer System. There is no “subsurface sewage treatment system” (as defined in Minnesota Statutes § 115.55, Subd. 1(h)) located about the Minnesota Property. Seller has delivered to Purchaser the individual sewage treatment system disclosure statement required pursuant to Minnesota Statutes § 115.55, Subd. 6.

(iii)          Methamphetamine. To Seller’s knowledge, no methamphetamine production has occurred on the Minnesota Property.

(b)            Kentucky. Without limiting the choice of law provision set forth in Section 7.17, the following provisions shall apply to the extent that the laws of the Commonwealth of Kentucky govern the interpretation or enforcement of this Agreement with respect to any Property located in such state, as determined by a court of competent jurisdiction:

(i)            None.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

PONTUS NET LEASE ADVISORS, LLC,
a Delaware limited liability company

By:	/s/ Michael Press
Name:	Michael Press
Title:	President

S-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

SELLER:

EP Properties, LLC, a Minnesota limited liability company

By:	/s/ Tim Peterman
Name:	Tim Peterman
Title:	CEO

VVI Fulfillment Center, Inc., a Minnesota corporation

By:	/s/ Tim Peterman
Name:	Tim Peterman
Title:	CEO

S-2

Schedule A: Defined Terms

Schedule B: Real Property Removal

Exhibits:

A:	The Real Property
A-1:	Depiction of Minnesota Property and Seller Retained Parcel
B:	Intentionally Omitted
C.	Due Diligence Documents
D-1.	Form Minnesota Deed
D-2.	Form of Kentucky Deed
E:	Non-Foreign Seller Certificate

List of Exhibits

SCHEDULE A

DEFINED TERMS

To the extent not expressly defined in the body of this Agreement, the following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Business Day” means a day on which banks located in Los Angeles, California are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 3.01.

“Closing Date” means the date specified as the closing date in Section 3.01.

“Due Diligence Expenses” has the meaning set forth in Section 1.05.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Liens” means all Liens (excluding Permitted Encumbrances) imposed on the Property pursuant to any Hazardous Materials Law, except for such deed restrictions and institutional controls utilized in connection with any required remediation of Hazardous Materials at the Property.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; and (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, and polychlorinated biphenyls.

SCHEDULE A

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of the Property or to Hazardous Materials.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” means the time period commencing on the Effective Date and ending at 5:00 Pacific Time on the fortieth (40th) day after the Effective Date.

“Inspections” has the meaning set forth in Section 2.03.

“Lease Agreement” has the meaning set forth in Section 1.03.

“Lease Proof of Insurance” has the meaning set forth in Section 5.01.

“Legal Requirements” shall mean “all applicable federal, state, county, municipal, local, or other laws, statutes, codes, ordinances, rules, and regulations.”.

“Letter of Intent” means that certain Letter of Intent dated November 8, 2022 between Purchaser and iMedia Brands, Inc., with respect to the Transaction, and any amendments or supplements thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memoranda of Lease” has the meaning set forth in Section 5.01(a)(iii).

SCHEDULE A

“Net Proceeds” means the Purchase Price less any costs, expenses, prorations, Due Diligence Expenses, and other fees and expenses required to be paid by Seller in connection with the Transaction.

“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(a)(vi).

“Notices” has the meaning set forth in Section 7.03.

“Notice to Close” means Purchaser’s written notice to Seller that the Inspection Period has ended, Purchaser has concluded the Property is suitable, the Purchaser is paying the Deposit within three (3) business days following its delivery of the Notice to Close and Purchaser is affirmatively moving to Closing as provided in this Agreement.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Permitted Encumbrances” means (a) the lien of any real estate taxes not yet due and payable; (b) those recorded easements, restrictions, liens and encumbrances and survey matters that have been determined to be Permitted Encumbrances pursuant to Section 2.01(d); and (c) the Lease Agreement.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Property” has the meaning set forth in Section 1.01.

“Purchase Price” means the amount specified in Section 1.02.

“Purchaser Default” has the meaning set forth in Section 6.03.

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“Reports” has the meaning set forth in Section 2.03.

“Seller Default” has the meaning set forth in Section 6.01.

“Seller Documents” has the meaning set forth in Section 2.02.

“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller, Tenant and any Affiliate of Seller or Tenant.

SCHEDULE A

“Seller’s Retained Property” has the meaning set forth in Section 1.01.

“Tenant” means iMedia Brands, Inc.

“Title Commitment” has the meaning set forth in Section 2.01(a).

“Title Company” shall mean First American Title Insurance Company (New York office) located at 666 Third Avenue, 5th Floor, New York, New York 10017, Attention: Jed Levine.

“Title Objection” has the meaning set forth in Section 2.01(d)(i).

“Title Policy” has the meaning set forth in Section 2.01(a).

“Transaction” has the meaning set forth in Section 1.01.

“Transaction Documents” means the Lease Agreement, the Memoranda of Lease, the Deed, the Non-Foreign Seller Certificate, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by the Title Company.

“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any underground storage tank systems that are regulated by UST Regulations.

SCHEDULE A

EXHIBIT A

THE REAL PROPERTY

1.            Kentucky Owned Property

BEING LOT 1 OF "SUBDIVISION REVISION OF LOTS 1 & 2 OF THE LEON TARTER & GARLAND REEVES PROPERTY SUBDIVISION" AS SHOWN OF RECORD IN PLAT BOOK 42, PAGES 27-29, IN THE WARREN COUNTY CLERK'S OFFICE, WARREN COUNTY, KENTUCKY.

BEING A PORTION OF THE SAME PROPERTY CONVEYED TO VVI FULFILLMENT CENTER, INC., A MINNESOTA CORPORATION FROM DSC VENTURE 100, A KENTUCKY PARTNERSHIP, BY DEED DATED DECEMBER 11, 1996 AND OF RECORD IN DEED BOOK 736, PAGE 262, IN THE WARREN COUNTY CLERK'S OFFICE; AND, BEING A PORTION OF THE SAME PROPERTY CONVEYED TO VVI FULFILLMENT CENTER, INC., A MINNESOTA CORPORATION FROM LEON TARTER AND GARLAND REEVES, A KENTUCKY PARTNERSHIP, AND RHEA K REEVES, WIFE OF GARLAND REEVES, BY DEED DATED DECEMBER 11, 1996 AND OF RECORD IN DEED BOOK 736, PAGE 258, IN THE WARREN COUNTY CLERK'S OFFICE.

2.            Kentucky Leased Property

BEING LOT 1-1 OF "SUBDIVISION REVISION OF LOTS 1 & 2 OF THE LEON TARTER & GARLAND REEVES PROPERTY SUBDIVISION" AS SHOWN OF RECORD IN PLAT BOOK 42, PAGES 27-29, IN THE WARREN COUNTY CLERK'S OFFICE, WARREN COUNTY, KENTUCKY.

BEING THE SAME PROPERTY CONVEYED TO WARREN COUNTY, KENTUCKY FROM VVI FULFILLMENT CENTER, INC., A MINNESOTA CORPORATION BY DEED DATED DECEMBER 1, 2014, AND OF RECORD IN DEED BOOK 1088, PAGE 37, IN THE WARREN COUNTY CLERK’S OFFICE.

3.            Minnesota Property

Real property in the City of Eden Prairie, County of Hennepin, State of Minnesota, described as follows:

Lot 1, Block 1, Shady Oak Industrial Park Third Addition, according to the recorded plat thereof, Hennepin County Minnesota; except that part of Lot 1, Block 1, Shady Oak Industrial Park Third Addition which lies westerly of Line 1 described below:

Line 1. Commencing at the southeast corner of said Lot 1, Block 1, SHADY OAK INDUSTRIAL PARK THIRD ADDITION; thence westerly along the south line of said Lot 1 on an azimuth of 273 degrees 14 minutes 16 seconds for 254.31 feet to the point of beginning of Line 1 to be described; thence on an azimuth of 345 degrees 06 minutes 52 seconds for 190.55 feet; thence on an azimuth of 349 degrees 49 minutes 38 seconds for 509.12 feet to a point hereinafter referred to as Point "A"; thence on an azimuth of 350 degrees 37 minutes 54 seconds for 133.00 feet to the northwest line of said Lot 1 and there terminating.

(abstract property)